Exhibit 99.1

FOR IMMEDIATE RELEASE November 27, 2001	Corporate Contact:	Nina Piccinini eSoft Inc. 303-444-1600 ext 3255 303-883-6397 (mobile) ninap@esoft.com

eSoft Announces Prepayment of Gateway Note

    BROOMFIELD, Colo.—November 27, 2001—eSoft Inc. (NASDAQ: ESFT), today announced that it has completed a restructuring of its convertible promissory note with Gateway, Inc. Under the terms of the agreement, eSoft will make a prepayment of $3.3 million, while the principal amount of the loan will be reduced by $6 million. After giving effect to the restructuring, the remaining principal on the note is $6.5 million. The other terms of the note remain unchanged. The Company believes this transaction will affect its financial position, results of operation and liquidity as follows:

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  Increases Fourth Quarter net income through an extraordinary gain on the early extinguishment of debt,
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  Increases net tangible assets,
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  Allows the Company to maintain cash reserves while reducing future capital obligations, maintaining the Company's belief that it has the ability to fund operations through profitability,
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  Reduces future interest expense, and
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  Contributes to the Company's goal of profitability and positive cash flow

    "We continue to remain focused on attaining positive EBITDA and sustained profitability and are encouraged that this transaction may position eSoft to achieve net profitability for the current quarter," said Jeff Finn, president and CEO of eSoft.

About eSoft Inc.

    eSoft is pioneering the delivery of business and IT-related applications through its secure Internet appliances. The company's product line provides security features that include firewall and VPN, Internet and Web hosting services and business-enhancing software upgrades. eSoft's products are sold internationally through a network of value added resellers, Internet service providers and value added distributors. The company is headquartered in Broomfield, Colorado and trades on the NASDAQ exchange under the ticker symbol ESFT. Contact eSoft at 295 Interlocken Blvd., #500, Broomfield, Colo., 80021; 303-444.1600 phone; 303-444-1640 fax; www.esoft.com.

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    SoftPak Director, SoftPak, InstaRak and InstaGate are all trademarks and/or service marks of eSoft. All other brand and product names may be trademarks of the respective companies with which they are associated.

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements often can be identified by the use of terms such as "may," "will," "expect," "believe," "project," "estimate" or words of similar meaning. Readers should not place undue reliance on these forward-looking statements, and eSoft will not necessarily update these statements to reflect subsequent developments. In addition, these forward-looking statements are subject to risks, uncertainties and important factors that may cause actual results to differ materially from those anticipated. These factors include adverse economic conditions, entry of new and stronger competitors inadequate capital, unexpected costs, failure to gain product approval in foreign countries, failure to meet continued Nasdaq SmallCap Market listing criteria, failure to capitalize upon access to new markets, the possibility that a competitor will develop a more comprehensive or less expensive solution and delays in the market awareness of eSoft and its products. Readers should review these factors and others, which are discussed in reports that eSoft files with the Securities and Exchange Commission.